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EMS TECHNOLOGIES, INC.

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On March 10, 2011, EMS Technologies, Inc. issued the following news release:

CONTACTS:
Jennifer Grigas EMS Media Relations 770.595.2448 (t) grigas.j@ems-t.com

Denise DesChenes / Robin Weinberg Sard Verbinnen & Co 212.687.8080 ems@sardverb.com
EMS TECHNOLOGIES FILES PRELIMINARY PROXY STATEMENT; NOMINATES BOARD
CANDIDATES, INCLUDING TWO NEW, HIGHLY-QUALIFIED
INDEPENDENT NOMINEES
New Board Nominees Bring Broad Experience in Important Growth Businesses
Urges Shareholders to Vote for EMS’ Slate of Director Nominees
At 2011 Annual Meeting
Atlanta — March 10, 2011 — EMS Technologies, Inc. (Nasdaq: ELMG) (“EMS” or the “Company”) today filed its preliminary proxy statement with the Securities and Exchange Commission for its 2011 Annual Meeting of Shareholders to be held on May 12, 2011. The Board has nominated a slate of eight incumbent and two new director candidates, Richard A. Beyer and Russell G. Chew, for election to the Board at the meeting. Messrs. Beyer and Chew are being nominated for the Board seats currently held by Thomas W. O’Connell and John L. Woodward, who are not standing for re-election. The Board unanimously recommends that, upon receipt of the Company’s definitive proxy statement, shareholders vote FOR the Company’s nominees.
The Board believes Mr. Beyer and Mr. Chew will bring broad experience in important growth businesses to EMS’ already strong and independent Board of Directors:
Richard A. Beyer is a veteran of the wireless data and vehicle tracking industries. For the past eight years he has served in senior positions at Trimble Navigation Ltd. and, before that, at TracerNET Corporation, a wireless tracking company acquired by Trimble. Mr. Beyer has also served as Division President of NEXIQ Technology Holdings and as General Manager of Rockwell International, Collins Avionics Division.
Russell G. Chew, a highly respected commercial aviation executive, served as the President and Chief Operating Officer of JetBlue Airways Corporation from 2007 until 2009, and the Chief Operating Officer of the Federal Aviation Administration from 2003 until 2007, and spent 18 years with American Airlines, most recently as Managing Director of Systems Operations Control in 2003.
John B. Mowell, Chairman of the Board, stated, “The nominations of Rick Beyer and Russ Chew underscore the Board’s determination and continuing emphasis on providing effective, experienced guidance to EMS in its principal business sectors: Aviation and Global Resource Management. We believe these individuals are uniquely qualified to help us evaluate the markets, understand customer needs, and clearly recognize the impact of developing technology in these very complex, critical businesses. We also believe that their interest in joining the EMS Board reflects their confidence that EMS’ Aero Connectivity and GRM sectors are well-positioned to continue operating as leaders in their fields.”
In addition to Mr. Beyer and Mr. Chew, the Board has nominated eight of its incumbent directors, which include three new members added in the last 19 months, to serve an additional one-year term. The incumbent directors are Chairman John B. Mowell, President and Chief Executive Officer Neilson A. Mackay, John R. Bolton, Hermann Buerger, Joseph D. Burns, John R. Kreick, Bradley W. Parkinson and Norman E. Thagard, who together bring a wealth of experience as defense, aerospace and technology executives, and are subject matter experts in the global tracking and aviation industries. EMS’ incumbent directors collectively have served as CEOs of high-tech aerospace companies and defense companies, as Managing Director of Technology and Flight Test at United Airlines, as director of NASA’s Gravity Probe-B spacecraft development project, and as a NASA astronaut and aerospace consultant.
Mowell continued, “I want to acknowledge the years of service and contributions of Thomas W. O’Connell and John L. Woodward, who are not standing for re-election. We value their understanding of markets related to our Defense & Space business and hope to be able to tap into their expertise as that business works to meet its growth plans and potential. I will deeply miss their participation as members of our Board, and thank them for their dedication and contributions.
“We have carefully evaluated the experience and capabilities that are needed on our Board as EMS builds on the momentum resulting from the strategic realignment of its business units and other actions taken to drive growth and efficiency. I am very proud to present this strong slate of nominees, each of whom we believe brings critical perspectives and skills that will be important to our future growth and success in creating increased value for shareholders.”
Mowell concluded, “Our 2010 results and 2011 outlook are a direct result of the steps we have taken and indicative of the Company’s strong momentum. Over the past 17 months, since we named Neil Mackay as our CEO, EMS has worked to simplify our corporate structure, drive improved performance and position the business to capitalize on the opportunities in our rapidly evolving marketplace. Since making these changes, EMS has outperformed its peers and the broader market by a significant margin, and we expect to benefit from significant revenue-enhancing opportunities in 2011 and beyond.”
EMS recently announced record 2010 revenues and profits, and is continuing to see strong demand and new opportunities for its products. The Company’s guidance for 2011 of consolidated revenues in the range of $385 — $405 million and Adjusted EBITDA in the range of $43 — $46 million is indicative of its strong momentum.
Additional Information and Where To Find It
In connection with the proxy contest initiated by MMI Investments, L.P., EMS has filed a preliminary Proxy Statement for the 2011 Annual Meeting of Shareholders with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the Proxy Statement, as well as other documents filed with the SEC, because they will contain important information. The definitive Proxy Statement will be mailed to shareholders of the Company. Shareholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the Company’s website (www.ems-t.com) under the heading “Investor Relations,” at the SEC’s website (www.sec.gov), or by contacting the Company at (770) 729-6512. Shareholders should read carefully the definitive proxy statement and WHITE proxy card when they become available before making any voting decision.
Information Regarding Participants
The Company, its directors and certain of its officers and employees are participants in a solicitation of proxies in connection with the Company’s 2011 Annual Meeting of Shareholders. Information with respect to the identity of these participants in the solicitation and a description of their direct or indirect interest in the Company, by security holdings or otherwise, is contained in the preliminary Proxy Statement filed by the Company with the SEC on March 10, 2011. Shareholders may obtain free copies of this information at the Company’s website (www.ems-t.com) under the heading “Investor Relations,” the SEC’s website at (www.sec.gov), or by contacting the Company at (770) 729-6512 or 660 Engineering Drive, Norcross, Georgia 30092, Attention: Secretary. As of the date hereof, the Company’s directors, officer and employees who are participants collectively own an aggregate of: (1) 564,488 shares of common stock of the Company, including options that are currently exercisable or will be exercisable within 60 days, and (2) 61,193 nonvoting phantom-share units.
Forward-Looking Statements
Statements contained in this press release regarding the Company’s expectations for its financial results for 2011 and the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets; difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results; our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors; U.S. defense budget pressures on near-term spending priorities; uncertainties inherent in the process of converting contract awards into firm contractual orders in the future; volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies; successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts; changes in our consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings, changes in tax laws, and the extent to which deferred tax assets are considered realizable; successful transition of products from development stages to an efficient manufacturing environment; changes in the rates at which our products are returned for repair or replacement under warranty; customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications) and whether these responses and conditions develop according to our expectations; the increased potential for asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the estimated fair value of one or more of our business units; the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products; the availability of financing for various mobile and high-speed data communications systems; risk that unsettled conditions in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results and financial condition; development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries; the demand growth for various mobile and high-speed data communications services; our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills; our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings; the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations; the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability; our ability to maintain compliance with the requirements of the Federal Aviation Administration and the Federal Communications Commission, and with other government regulations affecting our products and their production, service and functioning; and costs associated with a recent announcement by one of shareholders that it intends to nominate four directors to our Board. Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.
Non-GAAP Financial Measures
This press release contains information regarding our projected range for earnings before interest expense, income taxes, depreciation and amortization and stock-based compensation and excluding impairment loss related charges and acquisition-related items (“Adjusted EBITDA”) for 2011. The Company believes that this non-GAAP financial measure provides useful information to investors, lenders and financial analysts because (i) this measure is more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of nonoperating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, it provides a useful means of evaluating the success of the Company’s ongoing operating activities. The Company uses Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. We have not provided a quantitative reconciliation of projected Adjusted EBITDA for 2011. Not all of the information necessary for quantitative reconciliation is available to us at this time without unreasonable efforts; this is due primarily to variability and difficulty in making accurate detailed forecasts and projections. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.